Exhibit (d)(45)

INVESTMENT ADVISORY AGREEMENT

JANUS DIVERSIFIED ALTERNATIVES SUBSIDIARY, LTD.

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made this 30th day of May, 2017, between JANUS DIVERSIFIED ALTERNATIVES SUBSIDIARY, LTD., a Cayman Islands exempted company (the “Subsidiary”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).

W I T N E S S E T H:

WHEREAS, Janus Investment Fund (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered its shares for public offering under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust is authorized to create separate funds, each with its own separate investment portfolio of which the beneficial interests are represented by a separate series of shares; one of such funds created by the Trust being designated as Janus Diversified Alternatives Fund1 (the “Fund”); and

WHEREAS, the Subsidiary has been organized as a wholly-owned subsidiary of the Fund; and

WHEREAS, the Trust, on behalf of the Fund, the Subsidiary and JCM deem it mutually advantageous that JCM should be appointed as investment adviser, commodity trading advisor, and commodity pool operator to the Subsidiary.

NOW, THEREFORE, the parties agree as follows:

1. Appointment. The Subsidiary hereby appoints JCM as its investment adviser, commodity trading advisor, commodity pool operator, and manager for the period and on the terms set forth in this Agreement. JCM hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Investment Advisory Services. JCM shall determine the securities or other assets to be purchased, sold or held and shall place orders for the purchase or sale of such securities or other assets with brokers, dealers or others. JCM shall furnish continuous advice and recommendations to the Subsidiary, and have authority to act with respect thereto, as to the acquisition, holding, or disposition of any or all of the securities or other assets which the Subsidiary may own or contemplate acquiring from time to time. JCM shall give due

1 Effective June 5, 2017, the Fund’s name will change to Janus Henderson Diversified Alternatives Fund.

consideration to the investment policies and restrictions and the other statements concerning the Fund and the Subsidiary in the Trust’s Amended and Restated Agreement and Declaration of Trust (“Trust Instrument”), Amended and Restated Bylaws of the Trust (“Bylaws”), and the Trust’s registration statements under the 1940 Act and the 1933 Act, the provisions of the Internal Revenue Code, as amended from time to time, applicable to the Fund as a regulated investment company, and the Subsidiary’s Memorandum and Articles of Association (the “Articles”). In addition, JCM shall cause its officers to attend meetings and furnish oral or written reports, as the Subsidiary or Trust may reasonably require, in order to keep the Directors of the Subsidiary (“Directors”) and the Trust’s Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Subsidiary. Subject to the approval of the Directors and the Trustees of the Trust and, if required, the shareholders of the Subsidiary, JCM is authorized to engage one or more subadvisers in connection with JCM’s duties and responsibilities under this Agreement, which subadvisers may be, but are not required to be, affiliates of JCM.

3. Other Services. JCM is hereby authorized (to the extent the Subsidiary has not otherwise contracted) but not obligated (to the extent it so notifies the Directors and Trustees of the Trust at least 60 days in advance), to perform (or arrange for the performance by other service providers, including affiliates of or independent third party service providers, or duly appointed subadvisers, whether or not affiliates of) the management and administration services necessary for the operation of the Subsidiary. JCM is specifically authorized, on behalf of the Subsidiary, to conduct relations with custodians, depositories, transfer and pricing agents, administrators, fund accounting agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurance company separate accounts, insurers, banks and such other persons in any such other capacity deemed by JCM, the Directors or Trust’s Trustees to be necessary or desirable. To the extent the Subsidiary has not otherwise contracted, JCM shall generally monitor and report to the Directors, the Trust’s Trustees, and the Fund officers the Subsidiary’s compliance with investment policies and restrictions as set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the 1933 Act. JCM shall make reports to the Directors and Trustees of its performance of services hereunder upon request therefor and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Subsidiary as it shall determine to be desirable. JCM is also authorized, subject to review by the Directors and the Trustees, to furnish such other services as JCM shall from time to time determine to be necessary or useful to perform the services contemplated by this Agreement, to the extent such services are not otherwise contracted by the Subsidiary.

4. Obligations of Subsidiary. The Subsidiary shall have the following obligations under this Agreement:

(a)	to keep JCM continuously and fully informed as to the composition of its investment portfolio and the nature of all of its assets and liabilities from time to time;

(b)	to furnish JCM with a certified copy of any financial statement or report prepared for it by certified or independent public accountants and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

(c)	to furnish JCM with any further materials or information which JCM may reasonably request to enable it to perform its function under this Agreement; and

(d)	to compensate JCM for its services and reimburse JCM for its expenses incurred hereunder in accordance with the provisions hereof.

5. Compensation. The Subsidiary shall pay to JCM for its advisory services pursuant to this Agreement a fee, calculated and payable for each day that this Agreement is in effect. The annual fee rate shall be determined based on the level of aggregate average daily closing net asset values of the Fund and the Subsidiary as follows:

Average Daily Closing Net Assets of the Fund and Subsidiary	Annual Fee Rate

First $1,000,000,000	1.00%
Over $1,000,000,000	0.95%

The fee calculated and payable for each day this Agreement is in effect shall be the product of the 1/365 (1/366 in a leap year) of the applicable fee rate as determined above applied to the average daily closing net asset value of the Subsidiary. The fee shall be paid monthly.

6. Expenses Borne by JCM. In addition to the expenses which JCM may incur in the performance of its investment advisory functions and other services under this Agreement, and the expenses which it may expressly undertake to incur and pay under other agreements with the Subsidiary or otherwise, JCM shall incur and pay the following expenses relating to the Subsidiary’s operations without reimbursement from the Subsidiary:

(a)	Reasonable compensation, fees and related expenses of the Directors (unless otherwise in contravention of the 1940 Act);

(b)	Rental of offices of the Subsidiary; and

(c)	Fees of any subadviser engaged by JCM pursuant to the authority granted in Section 2 hereof.

7. Expenses Borne by the Subsidiary. The Subsidiary assumes and shall pay all expenses incidental to its organization, operations and business not specifically assumed or agreed to be paid by JCM pursuant to Sections 3 and 6 hereof, including, but not limited to, investment adviser fees; compensation (and out of pocket expenses as may be agreed upon from time to time) of the Subsidiary’s custodian, transfer agent, administrators, fund accounting agents, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to JCM, its affiliates, or other service providers, for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to purchasers thereof; expenses of local representation in Massachusetts; expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of shares of the Subsidiary, including, but not limited to, all costs involved in the registration or qualification of shares of the Subsidiary for sale in any jurisdiction, the costs of portfolio pricing services and compliance systems, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information to Subsidiary shareholders; and all fees, dues and other expenses incurred by the Subsidiary in connection with the membership of the Subsidiary in any trade association or other investment company organization. Such fees and expenses may be waived from time to time.

8. Termination. This Agreement may be terminated at any time, without penalty, by the Directors and/or Trustees of the Trust, or by the shareholder of the Subsidiary acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days advance written notice of termination be given to JCM at its principal place of business. This Agreement may be terminated by JCM at any time, without penalty, by giving sixty (60) days advance written notice of termination to the Subsidiary and the Trust, addressed to its principal place of business. The Subsidiary agrees that the Subsidiary shall cease to use the name “Janus” in connection with the Subsidiary as soon as reasonably practicable following any termination of this Agreement if JCM does not continue to provide investment advice to the Subsidiary after such termination.

9. Assignment. This Agreement shall terminate automatically in the event of any assignment of this Agreement.

10. Term. This Agreement shall continue in effect until February 1, 2018, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and (b) either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to February 1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

11. Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

12. Limitation of Personal Liability. All the parties hereto acknowledge and agree that all liabilities of the Subsidiary arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Subsidiary and that no Director, Trustee, officer or holder of shares of beneficial interest of the Trust, Fund, or Subsidiary shall be personally liable for any of the foregoing liabilities. The Trust Instrument describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and holders of shares of beneficial interest of the Trust.

13. Limitation of Liability of JCM. JCM shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Subsidiary, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this Section 13, “JCM” shall include any affiliate of JCM performing services for the Subsidiary contemplated hereunder and directors, officers and employees of JCM and such affiliates.

14. Activities of JCM. The services of JCM to the Trust hereunder are not to be deemed to be exclusive, and JCM and its affiliates are free to render services to other parties. It is understood that trustees, officers and shareholders of the Subsidiary are or may become interested in JCM as directors, officers and shareholders of JCM, that directors, officers, employees and shareholders of JCM are or may become similarly interested in the Subsidiary, and that JCM may become interested in the Subsidiary as a shareholder or otherwise.

15. Certain Definitions. The terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested persons” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect.

16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

17. Regulatory Disclosures. The Subsidiary hereby acknowledges and agrees to the following:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) IN CONNECTION WITH POOLS WHOSE PARTICIPANTS ARE LIMITED TO QUALIFIED ELIGIBLE PERSONS (“QEPS”), AN OFFERING MEMORANDUM FOR THIS POOL IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A POOL OR UPON THE ADEQUACY OR ACCURACY OF AN OFFERING MEMORANDUM. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THIS OFFERING OR ANY OFFERING MEMORANDUM FOR THIS POOL.

PURSUANT TO AN EXEMPTION FROM THE CFTC IN CONNECTION WITH ACCOUNTS OF QEPS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers and/or Director to execute this Investment Advisory Agreement as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC

By: /s/ Brennan Hughes
Name:	Brennan Hughes
Title:	Senior Vice President, Chief Accounting Officer and Treasurer

JANUS DIVERSIFIED ALTERNATIVES SUBSIDIARY, LTD.

By: /s/ Kathryn Santoro
Name:	Kathryn Santoro
Title:	Director